Exhibit 4.15
TRADUCCIÓN PÚBLICA
SWORN TRANSLATION

TWELFTH AGREEMENT FOR THE IMPLEMENTATION OF
AMENDMENTS
TO THE CORPORATE SERVICES MASTER AGREEMENT

Agreement made in the Autonomous City of Buenos Aires on the 30th day of June of 2020 by and between:

(i) CRESUD S.A.C.I.F. y A., domiciled at Moreno 877, 23th Floor, Autonomous City of Buenos Aires, represented hereat by the undersigned attorneys-in-fact (hereinafter “CRESUD”), party of the first part;

(ii) IRSA Propiedades Comerciales S.A., domiciled at Moreno 877, 22nd Floor, Autonomous City of Buenos Aires, represented hereat by the undersigned attorneys-in-fact (hereinafter “IRSAPC”), party of the second part, and

(iii) IRSA Inversiones y Representaciones Sociedad Anónima, domiciled at Bolívar 108, 1st Floor, Autonomous City of Buenos Aires and having established domicile for purposes hereof at Moreno 877, 22nd Floor, Autonomous City of Buenos Aires, represented hereat by the undersigned attorneys-in-fact, party of the third part (hereinafter “IRSA” and collectively with CRESUD and IRSAPC referred to as “THE PARTIES”).

WHEREAS:

(i) On June 30, 2004 THE PARTIES executed a Master Agreement for the Exchange of Corporate Services (hereinafter “the Master Agreement”);

(ii) On August 23, 2007 THE PARTIES executed the First Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “First Agreement”), whereby certain amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases, and new Individually Responsible Persons were appointed;

(iii) On August 14, 2008 and November 27, 2009, THE PARTIES executed the Second Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Second Agreement”) and the Third Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Third Agreement”), respectively, whereby new amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases;

(iv) On March 12, 2010, THE PARTIES executed an Addendum to the Master Agreement for the Exchange of Corporate Services (hereinafter the “Addendum”) whereby THE PARTIES agreed to unify in CRESUD the services of the Areas of Exchange of Corporate Services, for which purposes the employment agreements of most of the employees of such areas were transferred and the procedure to allocate the costs of potential labor expenses arising from departure of employees was established;

(v) On July 11, 2011, THE PARTIES executed the Fourth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Fourth Agreement”); on October 15, 2012, THE PARTIES executed the Fifth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Fifth Agreement"); on November 12, 2013, THE PARTIES executed the Sixth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Sixth Agreement”); and on February 18, 2015, THE PARTIES executed the Seventh Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Seventh Agreement” and together with the First Agreement, the Second Agreement, the Third Agreement, the Fourth Agreement, the Fifth Agreement and the Sixth Agreement, the “Agreements”), whereby new amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases;

(vi) Pursuant to the structuring process of a new organizational model of division of areas by business, an agreement was reached to transfer to IRSA and/or IRSAPC the employment agreements of those employees who render services related to the Technical, Infrastructure and Services, Purchases, Architecture and Design and Works Development Area, Real Estate Business Management, Real Estate Business Human Resources, Safety and Real Estate Areas, all of them related to the real estate business. On February 24, 2014 THE PARTIES executed a Second Addendum to the Master Agreement for the Exchange of Corporate Services (hereinafter the “Second Addendum”) whereby the mechanisms to be used for the allocation of the costs of potential labor expenses that such process would involve were established.

(vii) On November 12, 2015, THE PARTIES executed the Eighth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Eighth Agreement”)

(viii) On May 5, 2017, THE PARTIES executed the Ninth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Ninth Agreement”).

(ix) On June 29, 2018, THE PARTIES executed the Tenth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Tenth Agreement”).

(x) On June 28, 2019, THE PARTIES executed the Eleventh Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Eleventh Agreement”).

(xi) THE PARTIES have been performing the Master Agreement based on an Implementation Manual originally drafted by Deloitte & Co. S.R.L., updated in due time;

(xii) In accordance with the recommendations made by Deloitte on its reports, new operational changes have been implemented in the Areas of Exchange of Corporate Services and the Cost Distribution Bases starting in July 2018, which THE PARTIES wish to acknowledge in writing;

(xiii) THE PARTIES have disclosed the content of the TWELFTH AGREEMENT FOR THE IMPLEMENTATION OF AMENDMENTS TO THE CORPORATE SERVICES MASTER AGREEMENT (hereinafter the “Twelfth Agreement”) to their respective Audit Committees; and

(xix) THE PARTIES execute this Twelfth Agreement ad referendum the effective approval thereof by the Board of Directors of THE PARTIES;

NOW IN CONSIDERATION OF THE FOREGOING, THE PARTIES hereby agree to execute this Twelfth Agreement subject to the following terms and conditions:

ONE: THE PARTIES ratify that the Areas (as defined in the Master Agreement) and the calculation method applicable to the Exchange of Operational Services (also as defined in the Master Agreement) have been changed as from the dates listed below, amending therefore Exhibits I and II, as amended by the Agreements, to the Master Agreement as per the following detail:

(i) Starting in July 2019, the Human Resources department reporting to the Shared Services Center (CSC) changed its Cost distribution method from “50% weighing of percentages of the CSC sectors; and 50% weighing of percentages of the Corporate divisions” to “75% weighing of percentages of the CSC sectors; and 25% weighing of percentages of the Corporate divisions.” As a consequence, Exhibit II was modified to reflect these changes.

(ii) Starting in July 2019, the Commercial Transactions department reporting to the Shared Services Center changed the Cost distribution method from “Hours devoted to each task” to “Number of agreements signed by company. As a consequence, Exhibit II was modified to reflect these changes.

(iii) Starting in July 2019, the Financial Planning and Risks department reporting to the Administration and Finance area changed the Cost distribution method from “time spent in tasks performed” to “50 % for Financial Risks will be distributed pro rata based on the following: Number of risk notes made for balance sheets, Valuation of instruments, Fair Value of Liabilities (number of valued debts), yield/risk analysis for assets and Liabilities. Fifty percent (50%) for Financial Planning will be distributed pro rata based on the number of consolidated companies in each cash report submitted on a monthly basis and those companies in which a quarterly report is separately sent for the company because there is a partner.” As a consequence, Exhibit II was modified to reflect these changes.

(iv) Starting in July 2019, the System Maintenance division reporting to the Shared Services Center became a party to the Shared Services Agreement, and it applied the Cost distribution method “Hours devoted to each task.” As a consequence, Exhibits I and II were modified to reflect these changes.

(v) Starting in January 2020, the Financial Administration department reporting to Administration and Finance changed the Cost distribution method from “total Assets weighted at 40% and total Liabilities weighted at 60%. The resulting percentage shall be weighted at 80% over the total. The remaining 20% will correspond to the percentage that each company consummates over the total inquiries for special transactions.” to “Total Assets weighted at 60% and total Liabilities weighted at 40%. The resulting percentage shall be weighted at 50% over the total. Thirty percent (30%) corresponds to the number of transactions performed for each vehicle and its subsidiaries. The remaining 20% will correspond to the number of vehicles for which transactions are performed and the number of inquiries for special transactions.” As a consequence, Exhibit II was modified to reflect these changes.

(vi) Starting in March 2020, the functions of the Hotels division were absorbed by the Investments area. As a consequence, Exhibits I and II were modified to reflect these changes.

(vii) Starting in March 2020, the Rental Offices segment ceased to report to the Investments division. As a consequence, Exhibits I and II were modified to reflect these changes.

(viii) In March 2020, the Governmental Affairs division started reporting to the Investments area. In addition, starting in July 2020, the sector changed its Cost distribution method from “Weighing of allocated projects” to “Tasks performed and time spent in such tasks.” As a consequence, Exhibits I and II were modified to reflect these changes.

(ix) Starting in July 2020, the Investments division and the Commercial Design division, reporting to the Investments area, changed their cost distribution methods from “By total book value of the properties in each company” and “IRSA/IRSAPC: Projects executed,” to the same method for both of them: “Tasks performed and time spent in each”. As a consequence, Exhibit II was modified to reflect these changes.

(x) Starting in July 2020, the Internal Control and Internal Audit departments, reporting to Compliance, were combined into one single department under the name of “Risk Management and Audit,” and implemented as Cost distribution method “Time estimated/projected in the annual plan.” As a consequence, Exhibit II was modified to reflect these changes.

(xi) Starting in July 2020, the Compliance Department, Fraud Prevention and Corporate Governance, reporting to the Compliance department, were combined into one single department under the name of “Compliance Department,” and implemented the Cost distribution method “Proportional among the three companies.” As a consequence, Exhibit II was modified to reflect these changes.

(xii) Starting in July 2020, a part of the Corporate Accounting and Reporting department reporting to the Administration and Finance area, together with the Accounting and Reporting department of the Real Estate Business reporting to the Administration department of the Real Estate Business, and the Accounting and

Reporting department reporting to the Agricultural Business, were combined into one single department under the name of Accounting and Reporting, and implemented the Cost distribution method “Number of vouchers recorded by the three companies and their managed subsidiaries.” As a consequence, Exhibit II was modified to reflect these changes.

In consideration of the foregoing, the PARTIES hereby put on record that, subject to the clarifications detailed in the preceding clauses and for purposes of updating Exhibits I and II, they shall be read as hereto attached for the periods and as from the dates indicated.

TWO: THE PARTIES represent that all the sections of the Master Agreement, the Agreements, the Addendum and the Second Addendum that have not been amended pursuant to this Twelfth Agreement continue to be in full force and effect.

In witness whereof, this Agreement has been executed in three (3) counterparts of the same tenor and to a single effect in the place and on the date first written.

CRESUD S.A.C.I.F.y A.

[Illegible signature]  Mariano Garriga / [Illegible signature] Carlos Bolusson
Attorneys-in-fact

IRSA Inversiones y Representaciones Sociedad Anónima

[Illegible signature]  Jose Luis Rinaldini / [Illegible signature] Roberto Daniel Sanguinetti
Attorneys-in-fact

IRSA Propiedades Comerciales S.A.

[Illegible signature]  Gaston Lernoud / [Illegible signature] Cristina Johnson
Attorneys-in-fact

Exhibit I

Description of Corporate Services Exchange Areas

Corporate Human Resources

The Human Resources sector renders to THE PARTIES the service consisting in Human Resources Administration; Human Resources Management, and Organizational Culture Management. Within the main activities of the sector we may mention labor relationships, selection of managerial positions, leadership training and interpersonal skills, compensation and benefits, internal communications, etc.

Administration and Finance

The Administration and Finance sector renders to THE PARTIES the service consisting in Investor Relations, Capital Markets, Financial Risk and Management of Financial Transactions. In addition, it renders to THE PARTIES the service consisting in planning and defining the companies’ fiscal policies and Control and determination of the companies’ accounting guidelines and policies.

Planning

The Planning area is responsible for medium- and long-term planning, for aligning THE PARTIES’ objectives and individual goals, for coordinating THE PARTIES’ investment analysis, controlling the Board’s and corporate expenses management and budgeting, and for coordinating all the management information flowing through the businesses and submitted to the respective Boards of Directors.

Institutional Relations

The Institutional Relations department renders to THE PARTIES the service consisting in relations with the media and communities where the company does business, consisting in drafting of newsletters and statements, preparation of brochures and institutional events, CSR strategy, relationship with NGOs and planning and preparation of CSR actions.

Compliance

The Compliance sector is responsible for information security and Internal Control, controlling the proper management of the different processes that constitute the administrative and accounting system and participating in their continuous improvement. In addition, it is in charge of verifying compliance with controls defined in the processes as well as with the regulations, principles and procedures that govern the governing bodies of the Parties. In addition, it provides support and assistance to the Audit Committee for compliance with its duties. Furthermore, it renders to THE PARTIES Corporate Fraud Prevention services.

Shared Services Center

The Shared Services Center provides THE PARTIES with all the transactional and operational services associated with income and expense management, to the services inherent in managing human resources benefits and payroll processing, in commercial contract management, in errand running services and in general services. And it is also responsible for managing, maintaining and providing support to systems, technology and processes and the companies’ tax calculation processes. In addition, it controls the expenses management and budgeting of the area.

Safety

The Safety sector renders to THE PARTIES the surveillance service.

Legal Affairs - Corporate

The Legal Affairs - Corporate sector renders to THE PARTIES the service consisting in aid to the preparation, analysis of and answer to legal briefs, agreements, official letters, etc. In addition, it renders to THE PARTIES the service consisting in managing their assets’ coverage by negotiating, purchasing and monitoring insurance policies, dealing with claims in terms of coverage, collection, etc.

Technical, Infrastructure and Services

The Technical, Infrastructure and Services sector renders to THE PARTIES the services consisting in Operation, maintenance and preservation of real estate assets and land reserves of the Companies.

Purchases and Hirings

The Purchases and Hirings sector renders to THE PARTIES the services consisting in procuring the most appropriate goods and/or service for the purpose for which they will be used. Quality, costs and terms of delivery are essential when taking the decision to hire. In addition, this sector deals with the necessary means to obtain appropriate financing of the purchases from suppliers.

Proceedings and Permits

The Proceedings and Permits sector renders to IRSA and IRSA PC the service consisting in management of national and municipal permits and licenses before the controlling entities.

Corporate Environment

The Corporate Environment Sector assesses the environmental impact of projects and activities in order to determine preventive and corrective actions. This sector seeks to minimize potential impacts, following the working methodology set forth in an Environmental Management System. This area also manages the environmental records that are required by operation of law.

Investments

The Investments sector renders to IRSA and IRSA PC the services consisting in sales, acquisitions, Commercial design and Project management of real estate. In addition, it takes part in the businesses of IRSA and IRSA PC arising from governmental grants (exploitation concessions and private initiatives).
It renders to IRSA the services consisting in the integration of the different areas of hotels along with their business relations. It carries out activities to optimize and control hotels’ management and organization.
It renders to IRSA the services consisting in the integration of the different areas of IRSA International Businesses with its business relationships and performs tasks intended to optimize and control management of such companies.

Rental Offices

The Rental Offices sector renders to IRSA and IRSA PC the services consisting in commercial management of offices and other real properties of the real estate business.

Bolívar

Bolívar includes the employees performing activities of support and assistance to the Parties’ Board of Directors.

Real Estate Business Board of Directors to be Distributed

The Real Estate Business Board of Directors to be Distributed sector includes the employees performing activities of support and assistance to the Board of Directors of IRSA and IRSAPC.

Attorneys-in-Fact

The Attorneys-in-Fact sector groups the employees who perform activities consisting in representing THE PARTIES before different governmental agencies.

General Management Department to be Distributed

The General Management Department to be Distributed sector includes employees performing activities of support and assistance to the Parties’ General Management Departments.

Board of Directors’ Safety

The Board of Directors’ Safety sector renders to the Parties the service consisting in comprehensive safety for the main officers acting in their Board of Directors.

Real Estate Business Management

The Real Estate Business Management sector renders the following services to IRSA and IRSAPC: budget and management control, analysis of new businesses, marketing and leadership agreements for the business legal aspects.

Real Estate Business HR

The Real Estate Business HR sector renders to IRSA and IRSAPC the service consisting in Human Resource Administration; Human Resource Management; Workplace Safety, Hygiene and Environment; Organizational Culture Management and Project Management. The main sector activities include, among others: personnel management, recruitment and training, compensation and benefits, internal communication, etc.

Accounting and Reporting

The Accounting and Reporting sector renders to the Parties the services consisting in accounting and preparation of non-consolidated and consolidated financial statements of IRSA Inversiones y Representaciones S.A., IRSA Propiedades Comerciales S.A. and CRESUD S.A.C.I.F. y A. and of the respective managed subsidiaries.

Exhibit II
Cost Distribution Bases

Corporate Departments	Department	Division / Subdivision	Distribution Method
Corporate Human Resources	Corporate Human Resources		By headcount (non-corporate personnel) and weighting the percentages of other areas (corporate personnel).
Administration and Finance	Finance Department		The percentages of all the sectors making up the area are weighted.
Capital Markets
Number of financial transactions conducted in the period weighted at 70% and the remaining 30% corresponds to updates of offering memoranda and “horizontal” works (20F, annual reports, Press Release, etc.)

Relations with Investors
Number of business highlights during the six-month period, number of earnings releases, number of meetings with investors (current or potential) to discuss the companies’ business and strategy, number of active coverages, number of earnings release conferences, the complexity of the website of each company, number of material events published in the Argentine Securities Commission and the US Securities and Exchange Commission, and number of Roadshows (Deal or Non-Deal). All items involved are weighted in equal parts.

Financial Planning and Risks
Fifty percent (50%) for Financial Risks will be distributed pro rata based on the following: Number of risk notes made for balance sheets, Valuation of instruments, Fair Value of Liabilities (number of valued debts), yield/risk analysis for assets and Liabilities. Fifty percent (50%) for Financial Planning will be distributed pro rata based on the number of consolidated companies in each cash report submitted on a monthly basis and those companies in which a quarterly report is separately sent for the company because there is a partner.

Financial Administration
Total Assets weighted at 60% and total Liabilities weighted at 40%. The resulting percentage shall be weighted at 50% over the total. Thirty percent (30%) corresponds to the number of transactions performed for each vehicle and its subsidiaries. The remaining 20% will correspond to the number of vehicles for which transactions are performed and number of inquiries for special transactions.

Corporate Departments	Department	Division / Subdivision	Distribution Method
	Corporate Tax		Salaries are weighted by position and by tasks performed (by company)
	Corporate Accounting and Reporting		Tasks performed and time spent in each.
Planning	Planning Department		Each one of the sectors making up the area is weighted.
	Corporate Budget and Management Control		Overhead expenses budget for the period is pro-rated.
	Strategic Analysis		Tasks performed and the time spent in each.
Institutional Relations			Area expenses budget for the period is pro-rated
Compliance	Compliance Department		Proportional among the three companies.
	Risk Management and Audit		Time estimated/projected in the annual plan.
	Information security		Time spent in each task is weighted
Shared Services Center (CSC)	CSC Department
The percentage corresponding to each sector falling within the scope of the CSC area is weighted on the basis of the impact exerted by the relevant sector’s projected salaries on the total salaries of the CSC.

	Revenues Administration		Number of Revenue Transactions performed for each Company + Direct Allocation of Resources
	Expenses Administration		Number of Expense Transactions performed for each Company + Direct Allocation of Resources
	Customer Administration		Direct Allocation of Resources
	Collections Administration		Direct Allocation of Resources
	Treasury Administration		Number of Treasury Transactions performed for each Company.
	Own Account Administration		Number of Transactions performed for each Company.
	Technology		Weighting of time spent in each task (related to the services).
	IT Services		Number of CASTI incidents processed for each Company.
	Master Data		Number of transactions processed by each Company.
	Systems and Applications		Hours devoted to each task.
	Project Systems		Hours devoted to each task.
	Systems Maintenance		Hours devoted to each task.
	Commercial Transactions		Number of agreements signed by Company
	Data Management		Hours devoted to each task.
	Process Quality		Weighting of time spent in each task.
	CSC Human Resources		75% weighting of % of CSC sectors; and 25% weighting % of Corporate sectors.
	Errand Running Service		Number of errands run.
	Back office		Hours spent in each task.
	General Services		Hours spent in each task.
	Administrative operations		The percentage of each sector served is weighted.
	Services Control		Number of documents controlled by company
	CSC Taxes		Salaries are weighted by position and by tasks performed (by company)
Real Estate Business Management	Real Estate Business Administration Department		Each of the Departments comprising the Area is weighted. It does not render services to Cresud.
	Real Estate Business Analysis		Hours devoted to reviewed projects as applicable to IRSA PC or IRSA.
	Real Estate Legal Affairs		Weighting of hours and salaries.
	Real Estate Budget and Management Control		Actual revenues per company.
Real Estate Business Board of Directors to be Distributed			Proportional between IRSA and IRSAPC. Excludes Cresud.
Real Estate Business HR			By payroll
Safety			Per hour
Legal Affairs - Corporate			Weighted between number of minutes analyzed and premium amount of the annual insurance program.

Corporate Departments	Department	Division / Subdivision	Distribution Method
Corporate Environment and Quality			Area expenses budget for the period is pro-rated.
Technical, Infrastructure and Services
Technical, Infrastructure and Services
(IRSAPC – IRSA: Weighted average from the Departments reporting to it less the percentage allocated to CRESUD. CRESUD: a percentage is calculated based on the hours spent in the tasks performed/planned)

		Planning and Control	By allocation of resources
		Logistics	Weighted between directly assigned personnel and centralized personnel distributed per square meter of the real property (IRSA and IRSAPC) and time spent in tasks (CRESUD).
		Distributed Operations	Square meters of real property held, operated and to which maintenance services are provided (IRSA and IRSAPC) and time spent in tasks (CRESUD).
		Third parties' services	Distribution by resource allocation.
		Traveling Personnel	Maintenance hours (IRSA and IRSAPC) and time spent in tasks (CRESUD).
		Engineering and Maintenance	Square meters of real property held, to which maintenance, engineering and other services are provided (IRSA and IRSAPC) and time spent in tasks (CRESUD).
		Architecture	Personnel distributed by footage and number of stores.
		Buildings Personnel To be distributed	By number of buildings in each company.
Purchases and Hirings			Purchase orders through a weighting of their volume and amount.
Proceedings and Permits			Tasks performed and time spent in each.
Investments	Investments		Tasks performed and time spent in each.
	Project Management		Tasks performed and time spent in each.
	Commercial Design		Tasks performed and time spent in each.
	Governmental Affairs		Tasks performed and time spent in each.
Rental Offices			By total book value of the properties in each company
Bolívar			Proportional among the three companies.
Attorneys-in-fact			Proportional among the three companies.
Board of Directors’ Safety			Proportional among the three companies.
General Management to be distributed			Proportional among the three companies.
Accounting and Reporting			Number of vouchers recorded for the three companies and their managed subsidiaries.

THIS DOCUMENT IS A TRUE AND ACCURATE TRANSLATION into English of the document in Spanish I have had before me in Buenos Aires, on this 25th day of August, 2020.
[For authentication purposes only:]
ES TRADUCCIÓN FIEL al inglés del documento adjunto redactado en español que he tenido ante mí y al cual me remito en Buenos Aires, a los 25 días de agosto de 2020.